Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA APPOINTS CASEY WOLD TO BOARD OF DIRECTORS

DAYTONA BEACH, Fla. – March 3, 2017 – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the appointment of Casey R. Wold to the Company’s Board of Directors (the “Board”). Mr. Wold founded and is Managing Partner and Chief Executive Officer of Vanderbilt Office Properties (“Vanderbilt”) and has over 35 years of institutional real estate experience. Vanderbilt has invested approximately $2.0 billion in office properties in growth markets in the Eastern half of the U.S. representing over 11 million square feet. From 2004 to 2014, Mr. Wold served as Senior Managing Director at Tishman Speyer (“Tishman”) where he was a member of Tishman’s investment and management committees, and was responsible for the Midwest, Atlanta, Boston and Washington D.C. regions, completing over $5.0 billion of real estate acquisitions and developments during his tenure. Prior to that, Mr. Wold served as President of TrizecHahn Office Properties, spearheading the investment strategy and growth of its office portfolio which totaled $5.0 billion in assets and 50 million square feet. Mr. Wold served as Chief Investment Officer and Chief Operating Officer of Trizec Office Properties when the U.S. subsidiary went public as a real estate investment trust (REIT) in 2002. Mr. Wold has served on the boards of Trizec Office Properties and Captivate Networks, Inc. Mr. Wold received his Bachelor of Science degree in Finance from the University of Illinois and a M.S. in Real Estate from Southern Methodist University.

Jeffry B. Fuqua, Chairman of the Board of the Company stated, “We are very pleased to welcome Casey to the Company’s Board, and we’re very fortunate to have someone of Casey’s background and experience join our Board.” Mr. Fuqua continued, “Casey’s knowledge and experience from over three decades in the real estate industry, including with public companies and REITs,  align exceptionally well with the criteria established by the Board for directors.” Mr. Fuqua also noted, “With Casey’s appointment, the Company has added the two director appointments we intended to make,  and we expect this increase in the size of our Board to nine will be temporary  as both Chip Skinner and I will not be standing for re-election and the Board intends to only nominate seven directors for election at our 2017 annual meeting of shareholders.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.7 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December  31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.